UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012

Lifevantage Corporation

(Exact name of registrant as specified in its charter)

Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9815 S. Monroe Street, Suite 100, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 2, 2012, we entered into a Key Executive Benefit Package (the “Key Executive Agreement”) with Kirby Zenger, our Chief Network Officer. In exchange for the benefits provided for under the Key Executive Agreement, Mr. Zenger agreed to be bound by certain restrictive covenants during and after his employment with us. Below is a description of Mr. Zenger’s Key Executive Agreement. Such description is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as an exhibit to this report.

The Key Executive Agreement provides that Mr. Zenger shall be eligible to participate in our annual incentive plan with a target incentive bonus percentage equal to 50% of his annual base salary. Under the annual incentive plan for fiscal year 2013, the maximum bonus amount that Mr. Zenger could receive is 87.5% of his base salary. Any incentive bonuses under the annual incentive plan will be deemed to have been earned on the date of payment of such incentive bonus and paid to Mr. Zenger during the first three months of the fiscal year that follows the applicable performance fiscal year. To receive an incentive bonus under the annual incentive plan, Mr. Zenger must be employed with us on the date the incentive bonus is to be paid.

For so long as Mr. Zenger remains employed with us as a key executive, he will be eligible to receive equity grants under our 2010 Long Term Incentive Plan, or such other long term compensation plan as may be in effect at such time. Such equity grants, if any, will be made in the sole discretion of our board of directors and will be subject to the terms and conditions of the long term compensation plan under which the grants are made, the relevant award agreement, our insider trading policy, and any other terms and conditions that may be specified by our board of directors from time to time.

During Mr. Zenger’s employment with us, Mr. Zenger will be entitled to participate in all employee benefit plans and programs made available to other officers of the Company who are designated by the compensation committee of our board of directors as key executives. We will also pay all or a portion of the costs associated with the following employee benefit plans that we sponsor: life insurance, long term disability, short term disability, health insurance, dental insurance and vision insurance.

Mr. Zenger’s employment with us will continue on an “at-will” basis, meaning he or we can terminate his employment at any time and for any reason or for no reason. Upon termination of Mr. Zenger’s employment for any reason, Mr. Zenger will receive payment or benefits from us covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. The payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” are referred to collectively as the “Accrued Pay.” If Mr. Zenger voluntarily terminates his employment, if we terminate Mr. Zenger’s employment for cause or if his employment terminates due to his disability, death or presumed death, then he or his estate will be entitled to receive only the Accrued Pay. If we terminate Mr. Zenger’s employment without cause (as defined in the Key Executive Agreement), Mr. Zenger will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue. So long as Mr. Zenger executes and does not revoke the separation agreement, and he remains in full compliance with its terms, he will be entitled to (i) the Accrued Pay, and (ii) payments equal in the aggregate to his then annualized base salary. The payments referred to in the immediately preceding clause “(ii)” will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment, except that the first payment (in an amount equal to two months of base salary) will be made on the 60th day following the date of termination of employment.

During his employment with us and for a period of two years after his employment terminates Mr. Zenger has agreed not to solicit any employee, independent distributor or other consultant of ours to quit their employment or cease rendering services to us. During such period, Mr. Zenger has also agreed not to solicit business from any of our customers or prospects. Mr. Zenger is also bound by a non-competition provision that will survive for a one year period following termination of his employment.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Key Executive Benefit Package by and between Kirby Zenger and Lifevantage Corporation effective as of October 2, 2012.

*	Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 3, 2012	Lifevantage Corporation By: /s/ Rob Cutler Rob Cutler General Counsel